UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Quality Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUALITY SYSTEMS REMINDS SHAREHOLDERS TO VOTE THE WHITE
PROXY CARD FOR ALL DIRECTOR NOMINEES AND AGAINST THE
DISSIDENT’S BYLAW PROPOSAL

IRVINE, Calif. – September 2, 2008 – Quality Systems, Inc. (Nasdaq: QSII) today reminded its shareholders to vote immediately “For” all Quality Systems Board of Director nominees on their White proxy card in order to ensure their votes are received in time for the company’s September 4, 2008 Annual Meeting. The company also urged shareholders to vote “Against” the bylaw amendment (Proposal #3) on the same proxy card.

Quality Systems noted that its nominees – George Bristol, Patrick Cline, Vincent Love, Philip Kaplan, Russell Pflueger, Steven Plochocki, Sheldon Razin and Robert Smith –have the right experience and knowledge to continue Quality Systems’ trajectory of successful operational and financial performance.  In urging shareholders to cast their votes for the company’s nominees, Quality Systems asked shareholders to consider:

•
The significant growth in revenues, profits, earnings per share, net income margins and cumulative returns for each of the past five years produced under the company’s continuing Board nominees and the current management team, which has unanimously endorsed Quality Systems’ slate;

•	A clearly articulated strategy that capitalizes on the potential of the rapidly growing healthcare industry; and

•	Endorsements from RiskMetrics, Glass Lewis and Proxy Governance, the country’s three leading proxy advisor services, each of which recommended shareholders fully support the Quality Systems nominees.

Quality Systems urges shareholders to vote against Ahmed Hussein’s dissident slate and against his proposal to amend the Company’s Bylaws.  In addition to the fact that Mr. Hussein has articulated no growth strategy for the company going forward, Quality Systems believes that the proposed Bylaw amendment would unnecessarily limit the participation of qualified directors on Quality Systems’ Board.  Quality Systems advises shareholders to vote against all of Mr. Hussein’s nominees and proposals.

Quality Systems urged all shareholders to vote the White proxy card today. For more information and voting instructions, Quality Systems shareholders should visit: www.qsi2008proxy.com.

For any questions relating to the upcoming annual meeting of shareholders or voting instructions, shareholders should contact Quality Systems’ proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com

About Quality Systems, Inc.

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity and other applications and services for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

Statements made in this release, the proxy statements filed with the Securities and Exchange Commission (“Commission”), communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as factors discussed elsewhere in this and other reports and documents we file with the Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as in our other public disclosures and filings with the Commission.

On August 4, 2008, Quality Systems filed its definitive proxy statement and began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Quality System’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Quality System’s definitive proxy statement and any other documents filed by Quality Systems with the Commission for free at the Internet website maintained by the Commission at www.sec.gov. Copies of Quality Systems proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quality System's shareholders is available in Quality System's definitive proxy statement filed with the Commission on August 4, 2008.

Investor Contacts:
Quality Systems, Inc.
Paul Holt, CFO
949-255-2600
www.qsii.com
or
CCG Investor Relations
Sean Collins, Senior Partner
310-477-9800
www.ccgir.com

Media Contact:
The Abernathy MacGregor Group
Tom Johnson/Michael Pascale
(212) 371-5999